Exhibit 10.3
Amendment No. 2 to Sales Agreement

THIS AMENDMENT NO. 2 TO SALES AGREEMENT (this “Amendment”) is made effective as of April 1, 2011 by and between NTP Radioisotopes (Pty) Ltd., a commercial company registered and existing under the laws of the Republic of South Africa, having its registered office at Building 1700, Pelindaba, Church Street West Extension, Brits District, North West Province of South Africa (“NTP”), and Lantheus Medical Imaging, Inc., a corporation organized and existing under the laws of Delaware with a place of business at 331 Treble Cove Road, North Billerica, Massachusetts, United States of America 01862 (“Lantheus”).

WHEREAS:

1.	NTP and Lantheus entered into a Sales Agreement effective as of April 1, 2009 (the “Sales Agreement”);

2.	NTP and Lantheus entered into Amendment No. 1 to the Sales Agreement effective as of January 1, 2010 (together with the Sales Agreement, the “Agreement”); and

3.	NTP and Lantheus wish to further amend the Agreement to modify the committed volume levels and specify the pricing for such volume levels through December 31, 2013;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Amendments.

2.1	Section 2.1 of the Agreement is hereby amended by deleting in its entirety said Section 2.1 and replacing therewith the following:

2.1	Subject to the terms of this Agreement, the parties hereby agree as follows:

(a)    Commencing as of April 1, 2011 and continuing through December 31, 2012, Lantheus shall commit to place routine Product orders with NTP on a regular weekly basis corresponding to at least ninety percent (90%) of Lantheus’ “standing order volume requirements” (as defined below), up to a maximum purchase volume of 1,400 curies of Product per week from NTP and its Subcontractors (as measured using the calibration as set forth in

Section 2.5) unless orders for increased volumes of Product are otherwise placed by Lantheus, as averaged over each separate but successive calendar quarter commencing April 1, 2011, and NTP shall supply such orders, provided that, as set forth in Section 2.1(c), such obligations shall only apply in those weeks in which NTP and its Subcontractors are able to satisfy, and NTP and its Subcontractors do satisfy, such obligations. Lantheus shall, in writing, submit to NTP on the 1st day of each month during the term of this Agreement, a good faith, non binding forecast of the estimated quantity of Product Lantheus expects to order from NTP during the three (3) month period following the date of the forecast (each a “Forecast”). Lantheus will also provide NTP with firm orders for Product at least fourteen (14) days in advance of the required date of Product shipment. During the period of April 1, 2011 through December 31, 2012, Lantheus expects the weekly purchase volumes to be in the range of 500 to 1,400 curies of Product; provided, however, for purposes of clarity, and notwithstanding any other provision of this Agreement, the parties acknowledge and agree that Lantheus shall be relieved of any obligations with respect to the purchase volumes in this Section 2.1 if Lantheus has reason to believe that it will be unable to use such Product in the manufacture and sale of Technetium-99m generators (e.g., there is a change in customer demand for Technetium-99m generators); provided further, that if at any time during the term of this Agreement Lantheus does not purchase an average weekly volume of at least four hundred (400) curies of Product per week from NTP and its Subcontractors, as averaged over each calendar quarter and as measured using the calibration as set forth in Section 2.5, the parties will make a good faith effort to renegotiate the terms of this Agreement for future purchases of Product made by Lantheus to reflect any incremental costs of such decreased volumes borne by NTP and its Subcontractors. For purposes of this Agreement, “standing order volume requirements” shall mean Lantheus’ normal weekly volume requirements for Product in excess of Lantheus’ purchase volume commitments to its other principal supplier of Product which existed on February 28, 2011.

For clarity and as an example:

During the period of April 1, 2011 through December 31, 2012, if Lantheus’ normal weekly volume requirements for Product are 1,000 curies per week of Molybdenum-99 (as measured for purposes of this calculation using the calibration as set forth in Section 2.5) in excess of Lantheus’ purchase volume commitments to its other principal supplier of Product, Lantheus will purchase, and NTP will supply, at least the first 900 curies per week of such volume requirements.

(b)    Commencing as of January 1, 2013 and continuing through December 31, 2013, Lantheus shall commit to place routine Product orders with NTP on a regular weekly basis corresponding to at least thirty three percent (33%) of Lantheus’ total requirements of Product as averaged over each separate but successive calendar quarter, and NTP shall supply such orders, provided that, as set forth in Section 2.1(c), such obligation shall only apply in those weeks in which NTP and its Subcontractors are able to satisfy, and NTP and its Subcontractors do satisfy, such obligations. In addition, during the period of January 1, 2013 through December 31, 2013, Lantheus will continue to provide NTP with a good faith, non binding Forecast on the 1st day of each month. Lantheus will also continue to provide NTP with firm orders for Product at least fourteen (14) days in advance of the required date of Product shipment.

(c)    Such Product shall be supplied and delivered to John F. Kennedy International Airport, Jamaica, New York (“JFK”) or Logan International Airport, Boston, Massachusetts (“BOS”) (or other mutually agreed upon delivery location) on a mutually agreed schedule with follow-on trucking delivery to the Lantheus facility in North Billerica, Massachusetts. Lantheus shall provide NTP with notice of its intention to change such location at least forty-five (45) days in advance of the required inception date of such changes. NTP shall be responsible to ensure that the full weekly quota of Mo-99 is delivered to Lantheus other than during scheduled outages for routine maintenance, unscheduled outages or failures of the production lines of NTP and its Subcontractors (i.e., under conditions of normal operations prevailing at NTP and its Subcontractors’ facilities). At the discretion of the Account Manager at NTP (“Account Manager”), such material shall be supplied by NTP or its Subcontractors. Lantheus shall be advised in a timely way of the manner in which supply obligations hereunder will be allocated among NTP and its Subcontractors. NTP will schedule deliveries to Lantheus so as to compensate for scheduled outages at either facility in such a way that the full supply quota will be maintained under such circumstances.

(d)    For any supply of Product by NTP, NTP will provide Lantheus with Product derived from low enriched uranium (LEU) whenever possible unless otherwise directed by Lantheus. In addition, to the extent that the total volume of LEU-based Product available for sale by NTP is not sufficient to meet all of its customer orders in a given run, NTP shall supply Lantheus’ orders first and to the greatest extent possible with LEU-based Product.

(e)    In the case of scheduled or unscheduled outages or production line failures for whatever reason (and for Events of Force Majeure (as hereinafter defined)) affecting NTP or its Subcontractors, Lantheus will receive a share of Product available that is not less than that which is directly proportional to its average share of the total weekly purchasing

(averaged over the preceding thirty (30) days) from NTP and its Subcontractors.

For clarity and as an example:

If NTP or its Subcontractors experiences a production line failure affecting the supply of Product hereunder, and NTP and its Subcontractors sold an average weekly volume of 2,000 curies of Product, and Lantheus purchased from NTP an average weekly volume of 1,000 curies of Product, in the preceding thirty days (each as measured using the calibration as set forth in Section 2.5), then Lantheus would be entitled to receive at least fifty percent (50%) of the volume of Product available for sale by NTP and its Subcontractors.

(f)    In situations where a global supply shortage arises or Lantheus’ supply of Molybdenum-99 from third party suppliers other than NTP or its Subcontractors is adversely affected for whatever reason (e.g., scheduled or unscheduled reactor outages that result in shortages from such third party suppliers), NTP and its Subcontractors will supply routine orders for Product placed by Lantheus and its other customers. NTP and its Subcontractors will also use their best efforts to make available any additional volumes of Product requested by Lantheus and shall provide Lantheus with a right of first refusal to purchase any Product available for sale by NTP or its Subcontractors; provided, however, that, if required by written customer contracts which existed on February 28, 2011, NTP and its Subcontractors may provide customers affected directly by such supply shortage with a share of the available Product that is directly proportional to such affected customer’s average share of the total weekly purchasing (averaged over the preceding thirty (30) days) from NTP and its Subcontractors. For purposes of clarity, affected customers are customers of NTP and its Subcontractors whose supply of Molybdenum-99 has been reduced as a direct result of the supply shortage.

(g)    The NRU Reactor located in Chalk River, Ontario is currently scheduled to be shut-down for a period of inspection and maintenance for four weeks beginning in May 2011. Pursuant to the mutually agreed upon supply schedule, which schedule may be modified from time to time by mutual consent of the Parties, NTP and its Subcontractors will provide Lantheus with at least the minimum supply volumes of Product during the NRU Reactor’s shutdown period, pursuant to the terms set forth herein (including, but not limited to, the delivery and pricing terms). These purchase volumes, estimated as of April 1, 2011, and the purchase prices related thereto are attached hereto as Exhibit D. NTP and its Subcontractors will also use their best efforts to make available any additional volumes of Product requested by Lantheus and shall provide Lantheus with a right of first refusal to purchase any additional volumes of Product available for sale by NTP or its Subcontractors in excess of the purchase volumes set forth in Exhibit D.

(h)    NTP has established and shall maintain relationships with air carriers for the Lantheus route such that the probability of a Lantheus shipment being refused by the carrier shall be highly improbable. NTP shall liaise (via the Account Manager at NTP) with its Subcontractors, taking into account the reactor production and maintenance schedules of each facility, and supply Lantheus thirty-five (35) days in advance of the first delivery of a month, the supply schedule for the following month detailing clearly which supplier (NTP or a Subcontractor) will supply such delivery. For clarity and as an example, NTP will provide Lantheus the March 2010 supply schedule on 27 January 2010. This supply schedule will be binding on NTP and its Subcontractors and will be used by Lantheus to register each shipment with applicable U.S. governmental authorities as dictated by U.S. regulations. If the airport of delivery is JFK, then Product will be available for pick-up by Lantheus no later than 12:00 Noon. If the airport of delivery is BOS, then Product will be available for pick-up by Lantheus no later than 3:00PM. Pick-up time for any other delivery location will be mutually agreed upon.

(i)    Notwithstanding the foregoing, NTP and its Subcontractors hereby acknowledge and agree that the diversification of supply provided by NTP through its supply and back-up supply arrangements with its Subcontractors is essential to the purpose of this Agreement. Without limiting the rights of Lantheus elsewhere in this Agreement, if at any time during the term of this Agreement the consortium of supply partners changes or NTP or its Subcontractors does not or cannot deliver the quantities specified in this Section 2.1 on a weekly basis in a reliable manner, the parties will make a good faith effort to renegotiate the terms of this Agreement. In the event the parties are unable to agree on modification of this Agreement within a reasonable period of time (not to exceed sixty (60) days), Lantheus shall have the sole right, after giving NTP thirty (30) days prior written notice, to terminate this Agreement.

2.2	Section 2.2 of the Agreement is hereby amended by deleting it in its entirety and replacing therewith “[Intentionally left blank.]”.

2.3	Section 2.3 of the Agreement is hereby amended by deleting it in its entirety and replacing therewith “[Intentionally left blank.]”.

2.4	Section 2.5 of the Agreement is hereby amended by deleting in its entirety said Section 2.5 and replacing therewith the following:

2.5
Commencing as of April 1, 2011, the number of curies of Product shipped from NTP or its Subcontractors shall be based on the order placed by Lantheus and calibrated one hundred forty-four (144) hours from twelve o’clock (12:00) noon Johannesburg, South Africa, at airport of departure on the day of shipment from the airport of departure. The number of curies of Product shipped from any Subcontractor will be calibrated as if it were shipped from Johannesburg, South Africa so that Lantheus will receive an equal number of curies of Product regardless of whether the order is shipped by NTP or any of its Subcontractors.

2.5	Section 5.1 of the Agreement is hereby amended by deleting in its entirety said Section 5.1 and replacing therewith the following:

5.1	The price payable by Lantheus for Product for the period from April 1, 2011 through October 1, 2012 shall be as follows:

(a)    The unit price of Product for such week shall be four hundred and ninety fixed US dollars (US$490) per Curie at calibrated date and time for the first five hundred (500) curies delivered per week and three hundred and eighty four fixed US dollars (US$384) per Curie at calibrated date and time for all curies in excess of the first five hundred (500) curies delivered per week. The calibration date and time shall be in accordance with Section 2.5.

(b)    Notwithstanding the foregoing, during the NRU Reactor’s shutdown period described in Section 2.1(g), the unit price of Product for each week during such period shall be four hundred and ninety fixed US dollars (US$490) per Curie at calibrated date and time for the first five hundred (500) curies delivered per week, three hundred and eighty four fixed US dollars (US$384) per Curie at calibrated date and time for the next two hundred and fifty (250) curies delivered per week, and four hundred and ninety fixed US dollars (US$490) per Curie at calibrated date and time for all curies in excess of seven hundred and fifty (750) curies delivered per week. The unit prices set forth in Section 5.1(a) shall apply to the future shortages or shutdown periods described in Section 2.1(f), provided that, in the event that NTP incurs direct costs related to extraordinary measures taken by NTP or its Subcontractors over an extended period of time (not less than a period of three (3) months) to supply Product to Lantheus in excess of the routine purchase volumes described herein, the parties will negotiate in good faith a unit price for such excess Product based upon Lantheus’ proportional share of the reasonable variable expenses borne by NTP and its Subcontractors in connection therewith (as evidenced by reasonable documentation made available to Lantheus).

(c)    The routine price will be adjusted upon mutual agreement of the parties effective as of October1, 2012 on the basis of market forces prevailing at the time, the then current cost of production and any contractual sales obligations that each party may have with its customers or suppliers and by good faith negotiation and agreement by, at the latest, June 30, 2012. Lantheus shall have the right to terminate the Agreement if the parties fail to agree on such new pricing by such last day in June.

(d)    Provided that Lantheus is NTP’s largest customer in North America as measured by volume of curies purchased on an annual basis (as calculated consistent with calibration as set out in Section 2.5), the prices payable by Lantheus for Product shall not be higher than the purchase price (as calculated consistent with calibration as set out in Section 2.5) paid by any other purchaser of Product from NTP or its Subcontractors for delivery into North America (after giving effect to all rebates, discounts, and similar pricing concessions or incentives available to such purchasers, but excluding governmental purchases or purchases for other non-commercial purposes). For purposes of calculating the purchase price paid by other purchasers of Product for delivery into North America in order to determine if any prospective price adjustment shall be made hereunder, the parties agree that the purchase price paid by each purchaser pursuant to a written contract with NTP in a currency different from the United States dollar shall be determined taking into account the exchange rate of the United States dollar against such different currency as at the execution date of such written contract for any contracts entered into by NTP on or after April 1, 2011 and as at April 1, 2011 for any contracts entered into by NTP prior to such date. At any time reasonably requested by Lantheus (but no more frequently than once per calendar quarter), NTP will furnish to Lantheus a certificate, executed by a duly authorized officer of NTP, stating that such officer has reviewed the sales of such Product during such period and that NTP and its Subcontractors have complied with this Section 5.1(d). To the extent it is determined that NTP is not in compliance with this Section 5.1(d), NTP will credit Lantheus with the difference between the price paid by Lantheus and the amount otherwise contemplated by this Section 5.1(d) and any such difference will be paid by NTP to Lantheus in the form of a cash payment.

(e)    NTP shall invoice Lantheus at the end of each month for all Product supplied by NTP or its Subcontractors in that month. Invoicing shall be in respect of the price applicable to Product upon delivery of such conforming Product to Lantheus on an FCA basis, and in respect of container charges as the same become payable under this Agreement. Lantheus shall pay all invoices for shipments of conforming Product in any given month (as reduced by any outstanding credits for nonconforming Product) by the end of the following month to NTP.

2.6	The Agreement is hereby amended by adding the following Section 8.6:

8.6
For purposes of clarity and without limiting the generality of the provision in Section 8.1, NTP and its Subcontractors hereby acknowledge and agree that any law, regulation, or other action of any applicable governmental authorities having a materially adverse effect on the delivery, sale or use of Technetium-99m generators in North America using Molybdenum-99 derived from highly enriched uranium shall be deemed to be an Event of Force Majeure, and Lantheus shall have the right to terminate this Agreement.

2.7
Exhibit B of the Agreement is hereby amended by adding “Australian Nuclear Science and Technology Organization (“ANSTO”)” to the list of Subcontractors. In addition, all of the references to “Subcontractor” in the Agreement shall be amended to mean “Subcontractors.”

2.8	The Agreement is hereby amended by adding Exhibit D, a copy of which is attached hereto.

3.    Waiver. Each party hereby waives any non-compliance with the terms and provisions of the Agreement relating to the purchase volume requirements as in effect immediately prior to the amendment thereof by this Agreement.

4.    General. Except as specifically amended hereby, the Agreement remains in full force and effect and otherwise unamended hereby. This Amendment constitutes a final written expression of the terms hereof and is a complete and exclusive statement of those terms. This Amendment shall be governed by and construed in accordance with the laws of England, without reference to its choice of laws rules.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

For and on behalf of NTP:

/s/ Don Robertson
Name and Title:
M.D. NTP

For and on behalf of Lantheus:

/s/ William C. Dawes
Name and Title:
William C. Dawes, Vice President,
Manufacturing & Operations

Witnessed by IRE:

/s/ Jean-Michel Vanderhofstadt
Name and Title:
Directeur General

Witnessed by ANSTO:

/s/ Doug Cubbin
Name and Title:
EGM Business Development &
Commercialisation

EXHIBIT D

Supply Volumes

NRU Shutdown May/June 2011

Arrival LMI		NTP	IRE	Ansto	Dispatch date
Week 20
Saturday	Saturday, May 21, 2011	600	400	0	Friday, May 20, 2011
Total:		600	400	0
Week 21
Sunday	Sunday, May 22, 2011	0	0	250	Saturday, May 21, 2011
Monday	Monday, May 23, 2011	0	0	0	Sunday, May 22, 2011
Thursday	Thursday, May 26, 2011	0	400	205	Wednesday, May 25, 2011
Saturday	Saturday, May 28, 2011	0	300	0	Friday, May 27, 2011
Total:		0	700	455
Week 22
Sunday	Sunday, May 29, 2011	0	0	225	Saturday, May 28, 2011
Monday	Monday, May 30, 2011	0	0	0	Sunday, May 29, 2011
Thursday	Thursday, June 2, 2011	0	400	205	Wednesday, June 01, 2011
Saturday	Saturday, June 4, 2011	500	300	0	Friday, June 3, 2011
Total:		500	700	430
Week 23
Sunday	Sunday, June 5, 2011	550	0	225	Saturday, June 4, 2011
Monday	Monday, June 6, 2011	0	0	0	Sunday, June 5, 2011
Tuesday	Tuesday, June 7, 2011	0	0	0	Monday, June 6, 2011
Thursday	Thursday, June 9, 2011	0	300	205	Wednesday, June 08, 2011
Saturday	Saturday, June 11, 2011	600	0	0	Friday, June 10, 2011
Total:		1150	300	430
Week 24
Sunday	Sunday, June 12, 2011	600	0	225	Saturday, June 11, 2011
Monday	Monday, June 13, 2011	0	0	0	Sunday, June 12, 2011
Thursday	Thursday, June 16, 2011	0	450	0	Wednesday, June 15, 2011
Saturday	Saturday, June 18, 2011	600	250	0	Friday, June 17, 2011
Total:		1200	700	225
Week 25
Sunday	Sunday, June 19, 2011	600	0	0	Saturday, June 18, 2011
Monday	Monday, June 20, 2011	0	0	0	Sunday, June 19, 2011
Thursday	Thursday, June 23, 2011	0	500	0	Wednesday, June 22, 2011
Saturday	Saturday, June 25, 2011	600	200	0	Friday, June 24, 2011
Total:		1200	700	0
Week 26
Sunday	Sunday, June 26, 2011	0	0	215	Saturday, June 25, 2011
Monday	Monday, June 27, 2011	0	0	0	Sunday, June 26, 2011
Thursday	Thursday, June 30, 2011	0	200	200	Wednesday, June 29, 2011
Saturday	Saturday, July 2, 2011	0	200	0	Friday, July 1, 2011
Total:		0	400	415

* The pricing for such volumes is set forth in the first sentence of Section 5.1(b) of the Agreement, as amended.